Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Zion Oil & Gas, Inc.:

January 31, 2008

We consent to the incorporation by reference in this registration statement of our report dated April 11, 2007 with respect to the balance sheets of Zion Oil & Gas, Inc. (a development stage company) as of December 31, 2006 and 2005, and the related statements of operations, stockholders' equity and cash flows for each of the years then ended and for the period from April 6, 2000 (inception) to December 31, 2006, which report appears in the December 31, 2006 annual report on Form 10-KSB of Zion Oil & Gas, Inc. (a development stage company) and to the reference to our firm under the heading "Experts" in the Registration Statement. Such report contains an explanatory paragraph that states that Zion Oil & Gas Inc. is in the development stage and has no operating revenue, limited capital resources and a loss from operations, all of which raise substantial doubt about its ability to continue as a going concern.

/s/ Somekh Chaikin

Somekh Chaikin
Certified Public Accountants (Isr.)
A Member of KPMG International

Tel Aviv Israel

January 31, 2008